EXHIBIT 99 to Form 8-K dated 7-7-09

MEDIZONE INTERNATIONAL, INC.

San Francisco, California July 7, 2009, Medizone International, Inc. (MZEI.PK) announces it has established its own BSL2A certified laboratory located in Innovation Park, Queen’s University at Kingston, Ontario, Canada.  "This is a fully equipped bio-safety level 2 laboratory dedicated exclusively to Medizone research", stated Dr. Michael Shannon Director of Medical Affairs for Medizone.  "This new laboratory is located in the heart of one of the finest bio-medical communities in the country and will provide a primary research and development platform for the Corporation as it proceeds down what is now a clear path to commercialization with its lead product, AsepticSure™.   Given the outstanding range of bactericidal kill rates we have achieved to date (4.4 log /99.994% to 5 log /99.999%) with the pathogens most often associated with hospital derived infections, it has become clear there are opportunities abounding to expand our scientific horizons through collaborative arrangements in many diverse and exciting new applications.  The current pandemic of H1 N1 influenza occurring world-wide reminds us how vulnerable we are to new infectious diseases and why new advanced and innovative technologies that combat such infectious agents are seriously needed. The Medizone AsepticSure™ system is just such an innovation in the battle against infections which claim countless lives every day world-wide.  The Company now has a platform to continue an expanded laboratory research program even as it prepares for the commencement of hospital beta testing of its hospital sterilization system later this summer."

Medizone International, Inc., is a research and development company engaged in developing its AsepticSure™ technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure. If current trials continue to proceed successfully they will be followed by a hospital mock-up and then hospital beta testing of the production prototype. Initial sales are targeted to commence in the 4 quarter of this year.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The company disclaims any obligation or intention to update any forward-looking statement.

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